EXHIBIT 5.1

November 22, 2002

Meade Instruments Corp.
6001 Oak Canyon
Irvine, California  92618

         Re: Registration Statement on Form S-3 of Meade Instruments Corp. (the "Company")
              ------------------------------------------------------------------

Ladies and Gentlemen:

         In my capacity as Senior Vice President and General Counsel of Meade Instruments Corp., a Delaware corporation (the "Company"), I have, at your request, examined the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 3,291,801 shares of the Company's common stock, par value $0.01 per share (the "Common Shares"). I am familiar with the proceedings taken by the Company in connection with the authorization and issuance and sale of the Common Shares.

         It is my opinion that the issuance and sale of the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and the Common Shares are validly issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

         Respectively submitted,

         MEADE INSTRUMENTS CORP.

         /s/ Mark D. Peterson
         -------------------------------
         Mark D. Peterson
         Senior Vice President and General Counsel